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                                 WARRANT AGREEMENT


     WARRANT AGREEMENT, dated as of January 31, 1998, between Lamonts Apparel, Inc. (the "Company"), and Gordian Group, L.P. ("Gordian") with respect to the Company's issuance of warrants (the "Warrants") to purchase shares (the "Warrant Shares") of the Company's common stock (the "Common Stock"). This Warrant Agreement is adopted pursuant to the "Debtor's Modified and Restated Plan of Reorganization under Chapter 11 of the Bankruptcy Code" (the "Reorganization Plan") which was filed by the Company and confirmed by order of the United States Bankruptcy Court for the Western District of Washington at Seattle on December 18, 1997, and shall be effective as of the "Effective Date" as defined in the Reorganization Plan.

     Section 1.     CERTAIN DEFINITIONS.  For the purposes of this Agreement,

     (a) "CLOSING PRICE" means (i) the closing sales price per share on the national securities exchange on which the common stock is principally traded, or
(ii) if the shares are then traded in an over-the-counter market, the average of the closing bid and asked prices on such national securities exchange or in an over-the-counter market, then such value as Lamont's Board of Directors shall in good faith reasonably determine; if Gordian disagrees with such determination, then an investment banking firm shall be mutually agreed upon, engaged and compensated by Lamonts for a definitive valuation of the Normalized Share Price (as hereinafter defined).

     (b) "COMMON STOCK" means (i) the class of stock designated as the common stock of the Company on the date hereof or (ii) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. Unless the context requires otherwise, all references to Common Stock and Warrant Shares in this Agreement and in the Warrant Certificates (as defined herein) shall, in the event of an adjustment pursuant to Section 8 hereof, be deemed to refer also to any other securities or property then issuable upon exercise of the Warrants as a result of such adjustment.

     (c) "EXERCISE PERIOD" means the period during which the Warrants may be exercised.

     Section 2.     FORM OF WARRANT CERTIFICATE; PURCHASE PRICE.

     2.1 The Company shall issue certificate(s) evidencing the Warrants (the "Warrant Certificates"), together with the forms of election to purchase Warrant Shares

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and of assignment of Warrants to be printed on the reverse thereof, which
Warrant Certificates may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto.

     2.2 Each Warrant shall entitle the holder thereof to purchase one Warrant Share upon the exercise thereof at the applicable Exercise Price (as defined in Section 3 hereof) subject to adjustment as provided in Section 8 hereof during the time period specified in Section 3 hereof; PROVIDED, HOWEVER, that the Warrants are exercisable only for whole shares; cash will be paid in lieu of fractional shares in accordance with Section 3.3. The Warrant Certificate shall be executed on behalf of the Company by the manual or facsimile signature of the present or any future President or any Vice President of the Company, attested by the manual or facsimile signature of the present or future Secretary or Assistant Secretary of the Company. Warrants shall be dated as of the date of their initial issuance.

     Section 3.     DURATION AND EXERCISE OF WARRANTS.

     3.1 (a) The Warrants may be exercised at any time on or after the date of their issuance and, subject to earlier expiration pursuant to Section 10, will expire at 5:00 p.m., New York time, on the fifth anniversary the date hereof (the "Expiration Date"). Upon the Expiration Date, all rights evidenced by the Warrants shall terminate and the Warrants shall become void.

          (b) Subject to the provisions of this Agreement, the registered holder of each Warrant shall have the right to purchase from the Company (and the Company shall issue and sell to such registered holder) one fully paid and nonassessable Warrant Share (or such number of Warrant Shares as may result from adjustments made from time to time as provided in this Agreement), at the exercise price per Warrant Share in lawful money of the United States of America (such exercise price per Warrant Share, as adjusted from time to time as provided herein, being referred to herein as the "Exercise Price"), upon (i) surrender of the Warrant Certificates to the Company, and (ii) payment, in lawful money of the United States of America, of the Exercise Price for the Warrant Share or Warrant Shares in respect of which such Warrant is then exercised. The Warrants may be exercised for all or some of the Warrant Shares. The number of shares for which the warrants will be exercisable in the aggregate will be equal to $200,000 divided by the "Normalized Share Price" defined below. The Exercise Price will be initially set equal to the Normalized Share Price. The Normalized Share Price


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will be set equal to the average closing price of the common stock for the 45 trading days commencing 45 calendar days following the Effective Date of the Reorganization Plan. The Exercise Price payable upon exercise of Warrants may at the option of the holder be paid in cash, certified check or money order payable to the order of the Company. Except as provided in Section 8 hereof, no adjustment shall be made for any dividends on any share of Common Stock issuable upon exercise of a Warrant. Upon surrender of a Warrant Certificate, and payment of the Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the registered holder of such Warrant and in such name or names and in such per share amounts as such registered holder may reasonably designate, a certificate or certificates for the number of Warrant Shares so purchased upon the exercise of such Warrant, together with cash in respect of any fraction of a Warrant Share issuable upon such surrender.

          (c) Each person in whose name any certificate for Warrant Shares is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the Warrant Shares represented thereby, and such certificate shall be dated the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered and payment of the Exercise Price (and any applicable transfer taxes pursuant to Section 4 hereof) was made; PROVIDED, HOWEVER, that if the date of such surrender and payment is a date upon which the Common Stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such Warrant Shares on, and such certificate shall be dated, the next succeeding business day on which the Common Stock transfer books of the Company are open.

     3.2 The Warrants evidenced by a Warrant Certificate shall be exercisable, at the election of the registered holder thereof, either as an entirety or from time to time for only part of the number of Warrants specified in the Warrant Certificate. In the event that less than all of the Warrants represented by a Warrant Certificate are exercised before 5:00 p.m., New York time, on the Expiration Date, a new Warrant Certificate, duly executed by the company, will be issued for the remaining number of Warrants exercisable pursuant to the Warrant Certificate so surrendered.

     3.3 No fractional shares of Common Stock shall be issued to any holder in connection with the exercise of a Warrant. Instead of any fractional shares of Common Stock that would otherwise be issuable to such holder, the Company will pay to such holder a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then current Closing Price per share of Common Stock.


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     3.4  The number of Warrant Shares to be received upon the exercise of a
Warrant and the price to be paid for a Warrant Share are subject to adjustment from time to time as hereinafter set forth.

     Section 4. PAYMENT OF TAXES. The Company will pay all documentary stamp taxes attributable to the original issuance of the Warrants and of the shares of Common Stock issuable upon the exercise of Warrants; PROVIDED, HOWEVER, that the Company shall not be required to (a) pay any tax which may be payable in respect to any transfer involved in the transfer and delivery of Warrant Certificates or the issuance or delivery of certificates for Warrant Shares in a name other than that of the registered holder of the Warrant Certificate surrendered upon the exercise of a Warrant, or (b) issue or deliver any certificate for Warrant Shares upon the exercise of any Warrants until any such tax required to be paid under clause (a) shall have been paid, all such tax being payable by the holder of such Warrant at the time of surrender.

     Section 5. MUTILATED OR MISSING WARRANTS. In case any of the Warrants shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue, or in lieu of and substitution for the lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate of like tenor and evidencing the number of Warrant Shares purchasable upon exercise of the Warrant Certificate so mutilated, lost, stolen or destroyed, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, also satisfactory to it. Applicants for such substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe. Any such new Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant Certificate shall be at any time enforceable by anyone.

     Section 6. RESERVATION OF WARRANT SHARES; STOCK CERTIFICATES. The Company shall at all times reserve for issuance and delivery upon exercise of the Warrants, such number of Warrant Shares or other shares of capital stock of the Company from time to time issuable upon exercise of the Warrants. All such shares shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale (other than restrictions on transfer imposed under federal or state securities laws) and free and clear of all preemptive rights. The Company is hereby irrevocably authorized to requisition from time to time from the Company's transfer agent stock certificates issuable upon exercise of outstanding Warrants. All Warrants surrendered upon exercise shall be canceled by the Company and shall thereafter be delivered to the Company or otherwise disposed of in a manner



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satisfactory to the Company.  The Company shall keep a copy of this Agreement on file with its transfer agent and with every transfer agent for any shares of Common Stock.

     Section 7. RIGHTS OF WARRANT CERTIFICATE HOLDER. The holder of any Warrant Certificate or Warrant shall not, by virtue thereof, be entitled to any rights of a stockholder of the Company, either at law or in equity, and the rights of the holder are limited to those expressed in this Agreement.

     Section 8. ANTIDILUTION PROVISIONS. The Exercise Price and the number of Warrant Shares that may be purchased upon the exercise of a Warrant will be subject to change or adjustment as follows:

     (a) STOCK DIVIDENDS AND STOCK SPLITS. If at any time after the date of the issuance of the Warrants and before 5:00 p.m., New York time, on the Expiration Date, (i) the Company shall fix a record date for the issuance of any stock dividend payable in shares of Common Stock or (ii) the number of shares of Common Stock shall have been increased by a subdivision or split-up of shares of Common Stock, then, on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or immediately after the effective date of such subdivision or split-up, as the case may be, the number of shares to be delivered upon exercise of any Warrant will be appropriately increased so that each holder thereafter will be entitled to receive the number of shares of Common Stock that such holder would have owned immediately following such action had the warrant been exercised immediately prior thereto, and the Exercise Price will be appropriately adjusted.

     (b) COMBINATION OF STOCK. If the number of shares of Common Stock outstanding at any time after the date of the issuance of the Warrants and before 5:00 p.m., New York time, on the Expiration Date shall have been decreased by a combination of the outstanding shares of Common Stock, then, immediately after the effective date of such combination, the number of shares of Common Stock to be delivered upon exercise of any Warrant will be appropriately decreased so that each holder thereafter will be entitled to receive the number of shares of Common Stock that such holder would have owned immediately following such action had the Warrant been exercised immediately prior thereto, and the Exercise Price will be appropriately adjusted.

     (c) SPECIAL DIVIDENDS. If (other than in a dissolution or liquidation) securities of the Company (other than shares of Common Stock) or assets (other than cash dividends payable out of retained earnings or out of any amounts legally available for dividends under the laws of the State of Delaware) are issued by way of a dividend on outstanding shares of Common Stock, then the Exercise Price shall be adjusted so


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that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the close of business on the record date for the determination of the stockholders entitled to receive such dividend by a fraction, the numerator of which shall be the Closing Price on such record date less the then fair market value as determined by the Board of Directors of the Company, whose determination shall be conclusive, of the portion of the securities or assets distributed applicable to one share of Common Stock, and the denominator of which shall be such Closing Price. Such adjustment shall become effective immediately prior to the opening of business on the day following such record date.

     (d) RIGHTS OFFERING. If the Company at any time after the date of issuance of the Warrants and before 5:00 p.m., New York time, on the Expiration Date shall issue or sell or fix a record date for the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into Common Stock), in any such case, at a price per share (or having a conversion price per share) that, together with the value (if for consideration other than cash, as determined in good faith by the Board of Directors of the Company) of any consideration paid for any such rights, options, warrants or convertible or exchangeable securities, is less than the Closing Price on the date of such issuance or sale or on such record date, then, immediately after the date of such issuance or sale or on such record date, as the case may be, the number of shares to be delivered upon exercise of the Warrants shall be appropriately increased so that each holder thereafter, during the Exercise Period, will be entitled to receive the number of shares of Common Stock determined by multiplying the number of shares such holder would have been entitled to receive immediately before the date of such issuance or sale or such record date by a fraction, the numerator of which will be the number of shares of Common Stock outstanding on such date plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are initially convertible) and the denominator of which will be the number of shares of Common Stock outstanding on such date plus the number of shares of Common Stock that the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate initial conversion price of the convertible securities so offered) would purchase at such Closing Price.

     (e) NO ADJUSTMENTS TO EXERCISE PRICE. No adjustment in the Exercise Price in accordance with the provisions of Section 8.1 or 8.2 of this Section 8 need be made if such adjustment would amount to a change in such Exercise Price of less than $.01; PROVIDED, HOWEVER, that the amount by which any adjustment is not made by reason of


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the provisions of this Section shall be carried forward and taken into account at the time of any subsequent adjustment in the Exercise Price.

     (f)  READJUSTMENTS, ETC.  If an adjustment is made under Section 8.1, 8.2,
8.3 or 8.4, of this Section 8, and the event to which the adjustment relates does not occur, then any adjustments in the Exercise Price or Warrant Shares that were made in accordance with such paragraphs shall be adjusted back to the Exercise Price and the number of Warrant Shares that were in effect immediately prior to the record date for such event.

     (g) Neither the issuance nor the exercise of options under the Company's 1998 Stock Option Plan or the Class A Warrants, the Class B Warrants or the Class C Warrants, in each case adopted pursuant to the Reorganization Plan, shall result in an adjustment to the exercise price or the number of shares issuable upon the exercise of the Warrants issued hereunder.

     Section 9. OFFICER'S CERTIFICATE. Whenever the number of Warrant Shares that may be purchased upon exercise of the Warrants or the Exercise Price is adjusted as required by the provisions of this Agreement, the Company will forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office an officer's certificate showing the adjusted number of Warrant Shares that may be purchased upon exercise of the Warrants and the adjusted Exercise Price, determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by the holder of any Warrant. The Company shall, forthwith after each such adjustment, cause a copy of such certificate to be mailed to the holder of any Warrant.

     Section 10. NOTICE OF CERTAIN EVENTS. At any time before the last day of the Exercise Period, in the event:

     (a) the Company authorizes the issuance to all holders of the Common Stock of rights, options or warrants to subscribe for or purchase shares or of convertible or exchangeable securities; or

     (b) the Company authorizes the distribution to all holders of the Common Stock of evidences of its indebtedness or assets (other than cash dividends payable out of retained earnings or out of amounts legally available for distribution under the laws of the State of Delaware); or


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     (c)  of any capital reorganization or reclassification of the Common Stock
(other than a subdivision or combination of the outstanding Common Stock and other than a change in par value of the Common Stock) or any other consolidation or merger to which the Company is a party (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or change in the outstanding Common Stock) or of the sale, lease or other transfer of all or substantially all of the assets of the Company; or

     (d) of the voluntary or involuntary dissolution or winding-up of the Company;

then the Company will cause to be mailed to the registered holder of any Warrant, at least 10 days before the applicable record or effective date, as the case may be, a notice stating (A) the date as of which the holders of Common Stock of record entitled to receive any such rights, warrants or distributions are to be determined or (B) the date on which any such capital reorganization or reclassification of Common Stock, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up is expected to become effective, such that the holders of Common Stock of record will be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up (the "Entitlement Date").

     Section 11. SUCCESSORS. All covenants and provisions of this Agreement by or for the benefit of the Company or the holders of the Warrants shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

     Section 12. TERMINATION. This Agreement shall terminate at 5:00 p.m., New York time, on the Expiration Date or on such earlier date upon which all Warrants have been exercised.

     Section 13. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

     Section 14. HEADINGS. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.


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     Section 15.    SUPPLEMENTS AND AMENDMENTS.  The Company may from time to
time supplement or amend this Agreement without the approval of any holders of any Warrants in order to cure any ambiguity or to correct or supplement any provisions contained herein which may be defective or inconsistent with any provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which do not adversely affect the interests of the holders of Warrants.

     Any other supplement or amendment to this Agreement may be made with the written consent of the Company and the affirmative vote or the written consent of holders holding not less than two-thirds in interest of the then outstanding Warrants; PROVIDED, HOWEVER, that, except as expressly provided herein, this Agreement may not be amended to change (a) the Exercise Price, (b) the Exercise Period, (c) the number or type of securities to be issued upon the exercise of the Warrants, or (d) the provisions of this Section 15, without the consent of each holder of the Warrants.

     Section 16. NOTICES. Any notice pursuant to this Agreement to be given by the registered holder of any Warrant to the Company shall be sufficiently given if sent by first-class mail, postage pre-paid, as follows:

                    Lamonts Apparel, Inc.
                    12413 Willows Road N.E.
                    Kirkland, WA  98034
                    Attn:  Ms. Debbie Brownfield

     Section 17. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation, other than the Company and the registered holders of the Warrant Certificates, any legal or equitable right, remedy or claim under this Agreement, but this Agreement shall be for the sole and exclusive benefit of the Company and the registered holders of the Warrants.

     Section 18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     Section 19. EXEMPTION FROM REGISTRATION OF WARRANTS AND WARRANT SHARES. The Reorganization Plan will provide that the Warrants and the Warrant Shares will be issued in accordance with the securities law exemption of section 1145 of the Bankruptcy Code of 1978, as amended.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the first date written above.


                                   LAMONTS APPAREL, INC.



                                   By:  /s/ Alan R. Schlesinger
                                        ---------------------------------
                                        Name:  Alan R. Schlesinger
                                        Title: Chairman of the Board, President
                                               and Chief Executive Officer


Attest:



By:  /s/ Debbie A. Brownfield
     ---------------------------------
     Name:  Debbie A. Brownfield
     Title: Executive Vice President,
            Chief Financial Officer and Secretary


                                   GORDIAN GROUP, L.P.

                                   By:  Blue Claw Capital, Inc.,
                                        General Partner

                                   By:  /s/ Peter S. Kaufman
                                        ---------------------------------
                                        Name:  Peter S. Kaufman
                                        Title: Managing Director
Attest:



By:   /s/ Judy Yu
     ---------------------------------
     Name:  Judy Yu
     Title: Office Administrator


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